EXHIBIT 19.01

Overview:
Insider trading is the buying or selling of a publicly traded company's stock while in possession of material information that is not yet public. This practice not only violates this policy and our Code of Conduct, it is also illegal under both federal and state security laws and penalties for violations may include civil and criminal penalties, including fines and imprisonment.

Gen Digital Inc.’s (the “Company’s”) Insider Trading Policy (this “Policy”) outlines your responsibilities to prevent improper transactions and avoid the appearance of insider trading. Non-compliance with this Policy may result in Company disciplinary action including possible termination of employment.

Policy
Persons covered include all employees as well as directors, consultants, and contractors of the Company worldwide. The same restrictions extend to your family members (spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law), household residents, and entities under your influence or control. You are accountable for such persons or entities and may not circumvent this policy by using a third person or entity that would give you direct or indirect beneficial interest.

Material information refers to any information that a reasonable investor would deem significant when deciding to buy, hold or sell securities. This includes any information likely to impact a company’s stock price, whether positive or negative. Examples of material information include:
•Financial results
•Projections of future earnings or changes to previously announced targets
•Changes in control or management
•News of a pending or proposed merger, acquisition, divestiture, or joint venture

Non-public information refers to information that has not been widely disclosed to the investing public such as through a press release or SEC filing. To allow the public sufficient time to absorb this information and avoid any appearance of impropriety, it is generally considered public after one full trading day following its release.

Transactions prohibited while in possession of material, non-public information include:
•Buying, selling, or otherwise transferring any Company securities for value.
1.Disclosing material, non-public Information to others or providing any trading advice or opinion, a practice known as “tipping”. Only designated directors, officers and employees are authorized to disclose non-public information about the Company.

EXHIBIT 19.01
Other prohibited transactions regardless of whether or not you possess Company material, non-public information:
2.Trading in other companies’ securities: This includes trading in securities of other companies, such as customers or suppliers of the Company, when you are aware of their material, non-public information. Engaging in such trades is considered “misappropriating” and may result in liability for insider trading.
3.Hedging transactions: This includes short-selling Company stock or engaging in transactions involving Company-based derivative securities. “Derivative securities” are options, warrants, convertible securities, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as Company stock. This prohibition includes, but is not limited to, trading in Company-based option contracts or engaging in other hedging transactions (for example, buying and/or writing puts and calls, equity swaps, collars, exchange funds, transacting in straddles and the like). However, holding and exercising options or other derivative securities granted under the Company's equity incentive plans is not prohibited by this Policy.
4.Pledges or margin accounts: Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Since a foreclosure sale could occur at a time when the pledgor possesses material, non-public information, directors and employees are prohibited from pledging the securities as collateral for a loan.

Exempt transactions regardless of whether or not you possess Company material, non-public information. The Policy does not restrict the following:
•Exercising, vesting, or settling Company stock awards, such as employee stock options or restricted stock units, as well as Company-directed trades or sales of shares to satisfy mandatory tax withholding, if applicable.
•Purchasing shares under the Company’s Employee Stock Purchase Plan (ESPP) and the pre-directed sale of such shares through the Company’s Quick-Sale program.
•Transactions made under a written set of trading instructions in an approved Rule 10b5-1 Plan. Refer to Rule 10b5-1 Plan Policy on the Company website for more information.
•Transactions that only involve a change in the form of ownership of Company securities, such as transfers to an inter vivos trust where you are the sole beneficiary during your lifetime.
•Transactions in mutual funds invested in the Company’s securities, provided you do not exercise any control over such transactions.

Procedures
All employees, directors, consultants, and contractors of the Company worldwide are subject to federal and state security laws and this Policy. In addition, certain individuals designated as “Restricted” or “Pre-clearance” insiders are subject to further restrictions to avoid even the appearance of impropriety.
•Restricted insiders: Employees and contractors who have access to sensitive Company financial information through applications such as Essbase and FCCS, or those identified by their managers as having access through other means.

EXHIBIT 19.01
•Pre-clearance insiders: Directors, executive officers, and other designated employees typically identified by their grade level and department who may have regular access to material, non-public information.

Trading window refers to regular calendar periods when the Company imposes trading restrictions on Restricted and Pre-clearance insiders. Generally, these insiders are permitted to trade Company stock only when the trading window is open and are prohibited from trading when it is closed.
5.Regular trading window: The trading window opens on the second business day following the quarterly earnings announcement and closes on the 10th day of the following month.
6.Event-specific blackout period: Select individuals with knowledge of special events such as potential acquisitions, may be subject to event-specific blackout periods. These individuals, which can include any employee, are prohibited from trading Company securities during this period, even if it coincides with an open trading window. Event-specific blackout periods will not be announced company-wide, and if you are notified or become aware of one, you should refrain from sharing this information with others.

Pre-clearance of transactions is an additional requirement for Pre-clearance insiders to initiate a transaction involving Company securities. The process is as follows:
7.Trading window: Confirm the trading window is open.
8.Submit a pre-clearance form: Complete and submit a Pre-clearance Form of Trading to confirm that you do not possess material, non-public information. The approval process includes a review for current material information, so do not submit the form earlier than three business days before your intended trade date.
9.Review by legal department: The legal department will review your request within two business days. Once approved, your equity plan account at E*trade/Morgan Stanley will be unrestricted for five trading days, or until the end of the open trading window period, whichever is shorter.
10.Company’s right to withhold: The Company reserves the right to withhold pre-clearance of any transaction for any reason. Pre-cleared transactions not completed within 5 business days will require a new pre-clearance. The Company may, at its discretion, shorten the pre-clearance period or revoke pre-clearance.
•Rule 10b5-1 Trading Plan: Pre-Clearance insiders are encouraged to set up a Rule 10b5-1 trading plan, which provides an affirmative defense against liability for trading Company securities on the open market.
11.Post-employment: This Policy continues to apply to you and your transactions in Company securities even after your employment with the Company ends, until you no longer possess material, non-public information.

Responsibility
No Safe Harbor: By adhering to this Policy and SEC insider trading regulations, you can reduce the risk of insider trading allegations, although this does not provide absolute immunity. If someone is found to be manipulating the system or has breached certain conditions, they can still face legal consequences.

EXHIBIT 19.01
Twenty-twenty hindsight: Keep in mind that if your securities transactions are scrutinized, they will be evaluated retrospectively with the benefit of hindsight, considering how the stock price was affected once the information became public. Therefore, before engaging in any transaction, carefully consider how the SEC and others might view your actions in hindsight.
Reporting violations: If you know of a violation or suspected violation (including self-reporting) you must report it to our Chief Legal Officer, Head of Legal Operations, or anonymously through EthicsLine. The Company will investigate all reports of alleged violations and will not tolerate retaliation against anyone, who in good faith, reports a concern or cooperates with a compliance investigation, even when allegations are found to be unsubstantiated.

Related Policies and Information
•Gen Code of Conduct
•10b5-1 Trading Policy

Approval Matrix:

Policy Manager	Whitney Clark, Head of Legal Operations
Policy Approver	Bryan Ko, Chief Legal Officer,
Last Revision Date	September 29, 2025
Effective Date	September 29, 2025

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